Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 12, 2009, (except for the adjustments to retrospectively apply the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, as described in Note B and Note N as to which the date is May 14, 2009) with respect to the consolidated financial statements and schedule of Compass Diversified Holdings and Subsidiaries which is included in the Current Report on Form 8-K dated May 14, 2009 and which is incorporated by reference in this Registration Statement and Prospectus. We have also issued our report dated March 12, 2009 with respect to the internal control over financial reporting of Compass Diversified Holdings and Subsidiaries, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008 and which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
May 14, 2009